INCORPORATED UNDER THE LAWS                          OF THE STATE OF CALIFORNIA
        NO. 2                                              107,902 SHARES

                                L.A. GEAR, INC.
                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           1,161,822 SHARES AUTHORIZED


            THIS CERTIFIES THAT TREFOIL CAPITAL INVESTORS, L.P.

is the record owner of xxxx107,902xxxx fully paid and non-assessable shares of Series B Cumulative Convertible Preferred Stock of L.A. Gear, Inc. (the "Company"), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon the surrender of this Certificate properly endorsed. See the reverse side of this Certificate for a summary of the rights, preferences, privileges and restrictions of the Series B Cumulative Convertible Preferred Stock as set forth in the Certificate of Determination for the Series B Cumulative Convertible Preferred Stock, which Certificate of Determination and any and all amendments thereto may be obtained, upon request and without charge from the Company at its principal executive office.

THE SHARES EVIDENCED HEREBY ARE REDEEMABLE AND CONVERTIBLE AS SET FORTH IN THE CERTIFICATE OF DETERMINATION FOR THE SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK AND RESTRICTED AS TO TRANSFER AS SET FORTH ON THE REVERSE HEREOF.

       IN WITNESS WHEREOF the Company has caused this Certificate to be signed by its duly authorized officers and its corporate seal to be hereunto affixed this 12th day of April, 1996.



  /s/ THOMAS F. LARKINS                    /s/ WILLIAM L. BENFORD
------------------------------             -------------------------------
Thomas F. Larkins    Secretary             William L. Benford    President